Exhibit 8.1

Opinion of Davis Polk & Wardwell LLP

[Davis Polk & Wardwell LLP Letterhead]

October 12, 2011

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sterling Financial Corporation, a Washington corporation (the “Company”), in connection with the preparation of the registration statement on Form S-1 (Registration No. 333-169579) and the subsequent post-effective amendments to the Form S-1 on Form S-3 filed by the Company to convert the Form S-1 into a registration statement on Form S-3 (the “Registration Statement”), and the related prospectus (the “Prospectus”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) 32,415,161 shares of common stock, having no par value per share (the “Common Stock”) of the Company, presently held and to be sold by certain selling shareholders listed in the Registration Statement (the “Selling Shareholders”) pursuant to the Registration Statement; (b) two series of warrants to purchase a total of 2,722,541 shares of Common Stock (the “Warrants,” together with the Common Stock, the “Securities”), presently held and to be sold by the Selling Shareholders; and (c) 2,722,541 shares of Common Stock to be issued to and sold by the Selling Shareholders upon exercise of the Warrants.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income and estate tax consequences of an investment in the Securities is set forth in full under the caption “CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS.”

This opinion speaks as of the date first written above and as of the effective date of the Registration Statement, and we assume no obligation to provide you with any subsequent advice based on a change in law or otherwise.

We are members of the Bars of the States of New York and California, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “CERTAIN MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP